Exhibit 99.1

PSB Holdings, Inc. announces March 2014 quarterly earnings

of $.87 per share on net income of $1.45 million

Wausau, WI. – April 28, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) reported March 2014 quarterly earnings of $.87 per share on net income of $1,450,000, compared to earnings of $.97 per share on net income of $1,609,000 during the March 2013 quarter. Earnings during March 2014 were reduced $81,000 after tax benefits by merger and conversion costs related to its purchase of the Northwoods National Bank located in Rhinelander, Wisconsin (a branch of The Baraboo National Bank), which was completed April 11, 2014. In addition, earnings during March 2013 increased $73,000 from tax savings related to the 2012 purchase of Marathon State Bank. Excluding these merger related non-recurring items, March 2014 quarterly pro-forma net income would have been $.92 per share on net income of $1,531,000, compared to March 2013 pro-forma net income of $.93 per share on net income of $1,536,000. During March 2014, a $153,000 decline in credit related costs was offset by an $80,000 decline in mortgage banking income and a $79,000 increase in operating expense excluding merger conversion costs compared to the prior year quarter.

Peter W. Knitt, President and CEO of PSB, noted, “Earnings growth was held back during the quarter due to a decline in net loans outstanding, compared to the beginning of 2014, of $22 million, or 4.3%. During the period, seasonal activity reduced balances on commercial lines of credit from an extended Wisconsin winter, and economic growth in our local markets remains slow while commercial customers continue to build their cash position. However, other bank operations are performing as planned, and deposit retention has been better than expected. Meeting calendar 2014 financial goals will depend on getting back to loan growth, which was helped with our recent acquisition of the Northwoods branch in Rhinelander, which added approximately $21 million of performing loans along with $41 million of deposits.”

Financial Highlights:

❖	March 2014 quarterly earnings of $.87 per share compared to March 2013 earnings of $.97 per share. Excluding non-recurring merger and conversion related costs for both periods, March 2014 pro-forma earnings were $.92 per share compared to March 2013 pro-forma earnings of $.93 per share.

❖	Return on average assets and stockholders’ equity was .84% and 10.19% during March 2014, respectively, compared to .95% and 11.83% during March 2013, respectively. Tangible net book value increased 4.3% to $35.15 per share at March 31, 2014, compared to March 31, 2013.

❖	Total assets were $694 million at March 31, 2014, a decline of $18 million from $712 million at December 31, 2013. A $22 million decline in net loans receivable during this period was partially offset by an $11 million increase in investment securities.

❖	Tax adjusted net interest margin was 3.31% during the March 2014 quarter compared to 3.32% during the December 2013 quarter and 3.37% during the March 2013 quarter as loan yields declined faster than deposit funding costs while loan pay downs increased holdings of low yielding short-term investments.

❖	Increased long term interest rates reduced customer residential mortgage loan refinancing activity, and March 2014 gain on sale of mortgage loans declined $229,000, or 51%, compared to March 2013.

Balance Sheet Highlights

Total assets were $693.7 million at March 31, 2014, compared to $711.5 million at December 31, 2013, down $17.8 million, or 2.5%, due to a decline in net loans receivable of $21.8 million, down 4.3%. The loan decline was led by an $8.3 million payoff from a multi-family housing developer who refinanced into permanent low fixed rate financing. We continue to maintain other lending relationships with this customer. In addition, our seven largest commercial line of credit holders decreased their balances $4.7 million since the beginning of 2014. Lastly, all other commercial related loans declined $7.0 million including a $2.1 million pay down of a purchased loan participation from another Wisconsin community bank.

Loan repayments were reinvested in $11.0 million of investment securities with the remaining $10.8 million in loan repayments and an $8.9 million decline in cash and cash equivalents used to support an $8.8 million decline in local deposits and a $9.3 million pay down of wholesale funding during the quarter ended March 31, 2014. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $99.6 million (14.4% of total assets) at March 31, 2014, compared to $108.9 million (15.3% of total assets) at December 31, 2013.

During the upcoming June 2014 quarter, total assets will increase from the recent purchase of the Northwoods branch in Rhinelander, Wisconsin, and an expected increase in organic loan growth. The branch purchase added approximately $21 million of performing loans and $41 million of deposits, and we will continue to operate the location as a branch of Peoples State Bank. Peoples acquired the Northwoods branch for a deposit premium calculated as a percentage of the deposits acquired (as defined by the agreement), resulting in a premium paid of approximately $655,000. No currently nonperforming loans or foreclosed assets were acquired in the purchase. After recognition of acquisition and conversion costs associated with the branch purchase to be expensed during 2014 (approximately $325,000 after tax benefits), the branch purchase is expected to be accretive to earnings during 2015.

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

Due to improving general credit trends within its portfolio as well as a $21.8 million decline in net loans outstanding during the quarter ended March 31, 2014, PSB’s provision for loan losses declined to $140,000 during March 2014 compared to $323,000 during March 2013. There was no provision for partial write-downs of foreclosed properties during the March 2014 or 2103 quarters, and loss on foreclosed assets was $36,000 during March 2014 and $6,000 during March 2013. Taken together, credit costs totaled $176,000 during the March 2014 quarter compared to $329,000 during the March 2013 quarter, a decline of $153,000, or 46.5%. Net loan charge-offs totaled $41,000 during the March 2014 quarter (.03% of average loans on an annualized basis) compared to $320,000 during the March 2013 quarter (.26% of average loans). Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December 31
(dollars in thousands)	2014	2013	2013

Nonaccrual loans (excluding restructured loans)	$3,593	$6,162	$3,704
Nonaccrual restructured loans	3,668	1,187	3,636
Restructured loans not on nonaccrual	1,385	2,755	1,299
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	8,646	10,104	8,639
Foreclosed assets	1,677	1,822	1,750

Total nonperforming assets	$10,323	$11,926	$10,389

Nonperforming loans as a % of gross loans	1.75%	2.02%	1.67%
Total nonperforming assets as a % of total assets	1.49%	1.74%	1.46%
Allowance for loan losses as a % of nonperforming loans	79.60%	73.57%	78.52%

Total nonperforming assets were $10,323,000 at March 31, 2014 compared to $10,389,000 at December 31, 2013. At March 31, 2014, the allowance for loan losses was $6,882,000, or 1.39% of total loans (80% of nonperforming loans), compared to $6,783,000, or 1.31% of total loans (79% of nonperforming loans) at December 31, 2013.

All nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship included three relationships at March 31, 2014 totaling $2,099,000 compared to three relationships at December 31, 2013 totaling $2,031,000. Specific reserves maintained on these large problem loans were $583,000 at March 31, 2014 and $462,000 at December 31, 2013. During the June 2014 quarter, PSB expects nonperforming loans to increase by $3.1 million from the addition of a municipal tax financing district development loan upon restructuring of the debt issue. At March 31, 2014, PSB classified this municipal loan as an impaired but performing loan and maintained no specific reserves applicable to this credit.

Capital and Liquidity Highlights

During the quarter ended March 31, 2014, stockholders’ equity increased $1,524,000 primarily from $1,450,000 of net income during the period. No shares of common stock were repurchased during the March 2014 quarter, while 8,930 shares of stock were repurchased on the open market at an average price of $26.62 per share during the March 2013 quarter. PSB continues to maintain its stock buyback plan, and during the coming June 2014 quarter could purchase up to 10,000 shares on the open market at prices up to $31.50 per share.

Net book value increased to $35.15 per share at March 31, 2014, compared to $34.36 per share at December 31, 2013, an increase of 2.3%. PSB’s stockholders’ equity to assets ratio increased to 8.40% at March 31, 2014 compared to 7.98% at December 31, 2013 due to increased retained earnings while total assets declined during the March 2014 quarter. During the June 2014 quarter, the equity ratio is expected to decline in response to the purchase of the Northwoods Rhinelander branch, which increased assets without a new issue of additional common stock. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at March 31, 2014.

New regulatory capital rules applicable to all banks become effective for PSB beginning January 1, 2015. The new rules expand the number of capital measurements and new minimum ratios over which a bank may pay dividends, repurchase common stock, or pay certain executive compensation. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At March 31, 2014, unused and available wholesale funding was approximately $309 million, or 45% of total assets, compared to $297 million, or 42% of total assets at December 31, 2013. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Income and Margin Highlights

Tax adjusted net interest income totaled $5,408,000 (on net margin of 3.31%) during the March 31, 2014 quarter compared to $5,601,000 (3.32%) in the December 2013 quarter and $5,446,000 (3.37%) in the March 2013 quarter. Net margin has declined from prior quarters as loan yields have declined faster than funding costs. The March 2014 quarterly decline in net loans outstanding, combined with the decline in net margin, has reduced tax adjusted net interest income during the March 2014 quarter compared to the December 2013 quarter. Compared to the linked December 2013 quarter, March 2014 quarterly loan yields declined .09%, to 4.40%, while average cost of interest bearing liabilities declined .08%, to .91%.

Looking ahead, net margin remains under pressure from falling loan yields and larger than typical balances in low yielding overnight interest earning funds due to the Northwoods Rhinelander branch purchase. In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during the upcoming quarter to decline slightly as maturities and originations may be repriced at rates lower than the current portfolio. The decline in loan yield may be greater than funding costs can be reduced with deposit rates already near functional minimums. Net interest margin could decline slightly during the June 2014 quarter but net interest income is expected to increase slightly over that seen during the March 2014 quarter on the Northwoods Rhinelander branch loan portfolio acquisition.

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended March 31, 2014 was $1,320,000, compared to $1,415,000 earned during the March 2013 quarter, a decrease of $95,000, or 6.7%, as residential mortgage banking declined $80,000, or 20.2%. Mortgage banking includes the gain on sale of residential mortgage loans to secondary market investors as well as the net loan servicing income associated with those loans. Wealth management investment and insurance sales commissions also declined $43,000, or 15.0%, during March 2014 compared to the atypically high levels seen during March 2013. Offsetting these declines were higher other noninterest income, led by increased debit and credit card interchange fee income, up $41,000, or 20.7%. During December 2013, PSB sold its credit card loan principal portfolio in exchange for greater interchange fee income on those retained credit card customers, accounting for most of the increased interchange income during the March 2014 quarter.

Gain on sale of mortgage loans declined 50.6% to $224,000 during March 2014 compared to $453,000 during March 2013 on significantly lower residential loan refinance activity due to an increase in long term interest rates in response to expected actions by the Federal Reserve. Gain on mortgage sales is expected to remain at March 2014 levels during the coming June 2014 quarter and is likely to result in lower mortgage banking income throughout 2014 compared to 2013. Offsetting a portion of the decline in sale gains is increased mortgage servicing fee income during 2014 from slower amortization of mortgage servicing rights as refinance activity sharply declines. Total mortgage banking income during all of 2014 is expected to decline to between 20% and 30% of the amounts seen during the year ended December 31, 2013 and could cause total noninterest income to decline during 2014 compared to that seen during 2013.

Operating Expense Highlights

Noninterest expenses totaled $4,289,000 during the March 2014 quarter compared to $4,082,000 during the March 2013 quarter. The March 2014 quarter included $128,000 of Northwoods Rhinelander merger and data conversion costs for the merger completed April 11, 2014. If these costs were excluded, noninterest expense during March 2014 would have been $4,161,000 compared to $4,082,000 in March 2013, an increase of $79,000, or 1.9%. Excluding $95,000 in merger data conversion costs, data processing and other office operations expense was $519,000 during March 2014 compared to $477,000 during March 2013, an increase of $42,000, or 8.8%, from additional software expense. Merger related legal fees increased March 2014 other noninterest expense by $10,000 and new Northwoods Rhinelander branch equipment purchases increased occupancy and facilities expense by $21,000.

Additional Northwoods Rhinelander branch merger and conversion related expenses will be incurred during the June 2014 quarter, which will primarily increase data processing and other office operations expense. All quarterly June 2014 merger and conversion costs are expected to range from $380,000 to $400,000 before tax benefits. During all of 2014, Northwoods Rhinelander merger and conversion costs after tax benefits are expected to reduce 2014 net income by approximately $325,000. The branch purchase is also expected to result in recognition of a core deposit intangible asset, which will be amortized to expense over up to seven years, increasing future operating expense.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in noninterest income and expenses, proforma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating nine full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)

	Quarter ended - Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings and dividends:	2014	2013	2013	2013	2013

Net income	$1,450	$1,561	$13	$1,561	$1,609
Basic earnings per share(3)	$0.87	$0.95	$0.01	$0.95	$0.97
Diluted earnings per share(3)	$0.87	$0.95	$0.01	$0.95	$0.97
Dividends declared per share(3)	$—	$0.39	$—	$0.39	$—
Net book value per share	$35.15	$34.36	$33.92	$34.04	$33.71
Semi-annual dividend payout ratio	n/a	40.91%	n/a	20.32%	n/a
Average common shares outstanding	1,658,017	1,651,518	1,651,518	1,651,664	1,656,162

Balance sheet - average balances:

Loans receivable, net of allowances	$498,957	$507,898	$510,937	$499,425	$485,495
Total assets	$698,127	$704,559	$695,344	$688,353	$689,687
Deposits	$567,500	$557,639	$537,836	$525,158	$541,672
Stockholders' equity	$57,710	$57,243	$56,907	$57,223	$55,137

Performance ratios:

Return on average assets(1)	0.84%	0.88%	0.01%	0.91%	0.95%
Return on avg. stockholders' equity(1)	10.19%	10.82%	0.09%	10.94%	11.83%
Average tangible stockholders' equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.22%	8.07%	8.09%	8.18%	7.82%
Net loan charge-offs to average loans(1)	0.03%	0.27%	2.97%	0.12%	0.26%
Nonperforming loans to gross loans	1.75%	1.67%	1.66%	1.89%	2.02%
Allowance for loan losses to gross loans	1.39%	1.31%	1.36%	1.49%	1.49%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	16.27%	16.80%	16.73%	17.75%	19.33%
Net interest rate margin(1)(2)	3.31%	3.32%	3.40%	3.41%	3.37%
Net interest rate spread(1)(2)	3.15%	3.14%	3.23%	3.24%	3.20%
Service fee revenue as a percent of
average demand deposits(1)	1.68%	1.76%	2.01%	2.02%	1.89%
Noninterest income as a percent
of gross revenue	17.09%	15.92%	17.22%	18.54%	17.60%
Efficiency ratio(2)	63.75%	63.87%	53.94%	59.52%	59.50%
Noninterest expenses to average assets(1)	2.49%	2.47%	2.18%	2.46%	2.40%

Stock price information:

High	$34.50	$31.25	$31.50	$31.00	$28.50
Low	$30.10	$29.75	$29.40	$27.76	$25.30
Market value at quarter-end	$32.00	$31.25	$29.76	$29.25	$28.00

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended
(dollars in thousands,	March 31,
except per share data - unaudited)	2014	2013

Interest and dividend income:
Loans, including fees	$5,455	$5,687
Securities:
Taxable	549	541
Tax-exempt	381	373
Other interest and dividends	20	23

Total interest and dividend income	6,405	6,624

Interest expense:
Deposits	712	780
FHLB advances	242	330
Other borrowings	155	157
Senior subordinated notes	38	72
Junior subordinated debentures	84	84

Total interest expense	1,231	1,423

Net interest income	5,174	5,201
Provision for loan losses	140	323

Net interest income after provision for loan losses	5,034	4,878

Noninterest income:
Service fees	356	361
Mortgage banking	316	396
Investment and insurance sales commissions	244	287
Net gain on sale of securities	—	12
Increase in cash surrender value of life insurance	99	98
Other noninterest income	305	261

Total noninterest income	1,320	1,415

Noninterest expense:
Salaries and employee benefits	2,326	2,298
Occupancy and facilities	475	497
Loss on foreclosed assets	36	6
Data processing and other office operations	614	477
Advertising and promotion	57	78
FDIC insurance premiums	135	101
Other noninterest expenses	646	625

Total noninterest expense	4,289	4,082

Income before provision for income taxes	2,065	2,211
Provision for income taxes	615	602

Net income	$1,450	$1,609
Basic earnings per share	$0.87	$0.97
Diluted earnings per share	$0.87	$0.97

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(dollars in thousands - unaudited)	2014	2013

Net income	$1,450	$1,609

Other comprehensive income, net of tax:

Unrealized gain (loss) on securities available for sale	24	(126)

Reclassification adjustment for security gain included in net income	—	(7)

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(53)	(68)

Unrealized gain (loss) on interest rate swap	(8)	7

Reclassification adjustment of interest rate swap settlements
included in earnings	28	27

Comprehensive income	$1,441	$1,442

PSB Holdings, Inc.

Consolidated Balance Sheets

March 31, 2014 unaudited, December 31, 2013 derived from audited financial statements

	March 31	December 31,
(dollars in thousands, except per share data) - Unaudited	2014	2013
Assets

Cash and due from banks	$15,561	$13,800
Interest-bearing deposits and money market funds	1,167	977
Federal Funds sold	5,892	16,745

Cash and cash equivalents	22,620	31,522
Securities available for sale (at fair value)	73,428	61,650
Securities held to maturity (fair value of $71,574 and $71,672)	70,867	71,629
Bank certificates of deposit	3,924	2,236
Loans held for sale	239	150
Loans receivable, net of allowance for loan losses	488,102	509,880
Accrued interest receivable	2,256	2,076
Foreclosed assets	1,677	1,750
Premises and equipment, net	9,565	9,669
Mortgage servicing rights, net	1,707	1,696
Federal Home Loan Bank stock (at cost)	2,556	2,556
Cash surrender value of bank-owned life insurance	12,925	12,826
Other assets	3,883	3,901

TOTAL ASSETS	$693,749	$711,541

Liabilities

Non-interest-bearing deposits	$86,446	$102,644
Interest-bearing deposits	480,868	474,870

Total deposits	567,314	577,514

Federal Home Loan Bank advances	30,119	38,049
Other borrowings	20,419	20,441
Senior subordinated notes	4,000	4,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,888	7,052

Total liabilities	635,472	654,788

Stockholders' equity

Preferred stock - no par value: Authorized - 30,000 shares	—	—
Common stock - no par value with a stated value of $1 per share:
Authorized - 6,000,000 shares
Issued - 1,830,266 shares; Outstanding - 1,658,157 shares	1,830
Issued - 1,830,266 shares; Outstanding - 1,651,518 shares		1,830
Additional paid-in capital	6,873	6,967
Retained earnings	53,880	52,432
Accumulated other comprehensive income, net of tax	340	349
Treasury stock, at cost - 172,109 and 178,748 shares, respectively	(4,646)	(4,825)

Total stockholders' equity	58,277	56,753

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$693,749	$711,541

PSB Holdings, Inc.

Average Balances ($000s) and Interest Rates

Quarter Ended March 31,

	2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$505,833	$5,493	4.40%	$492,977	$5,740	4.72%
Taxable securities	80,428	549	2.77%	91,316	541	2.40%
Tax-exempt securities(2)	54,699	577	4.28%	51,984	565	4.41%
FHLB stock	2,556	3	0.48%	2,675	1	0.15%
Other	19,344	17	0.36%	16,240	22	0.55%

Total(2)	662,860	6,639	4.06%	655,192	6,869	4.25%

Non-interest-earning assets:
Cash and due from banks	10,301			9,934
Premises and equipment, net	9,614			10,207
Cash surrender value ins.	12,862			11,851
Other assets	9,366			9,985
Allowance for loan losses	(6,876)			(7,482)

Total	$698,127			$689,687

Liabilities & stockholders' equity
Interest-bearing liabilities:
Savings and demand deposits	$182,355	$84	0.19%	$181,768	$114	0.25%
Money market deposits	141,564	109	0.31%	122,311	104	0.34%
Time deposits	157,495	519	1.34%	160,139	562	1.42%
FHLB borrowings	34,458	242	2.85%	52,680	330	2.54%
Other borrowings	20,441	155	3.08%	21,154	157	3.01%
Senior subordinated notes	4,000	38	3.85%	5,500	72	5.31%
Junior sub. debentures	7,732	84	4.41%	7,732	84	4.41%

Total	548,045	1,231	0.91%	551,284	1,423	1.05%

Non-interest-bearing liabilities:
Demand deposits	86,086			77,454
Other liabilities	6,286			5,812
Stockholders' equity	57,710			55,137

Total	$698,127			$689,687

Net interest income		$5,408			$5,446
Rate spread			3.15%			3.20%
Net yield on interest-earning assets			3.31%			3.37%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

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